Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-8 of our report dated June 9, 2015, except for the effects of the stock split described in Note 4 as to which the date is April 8, 2016, relating to the financial statements and financial statement schedule of SecureWorks Corp. (Predecessor), which appears in the prospectus forming part of the Registration Statement on Form S-1 (Registration No. 333-208596) of SecureWorks Corp. filed on April 22, 2016.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

April 22, 2016